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Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Sharps Compliance Corp.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	74-2657168 (I.R.S. Employer Identification No.)
Gary L. Shell Vice President and Chief Financial Officer	Dr. Burt Kunik President and Chief Executive Officer
9350 Kirby Drive, Houston, Texas 77054 (Address of principal executive office)

Sharps Compliance Corp.
1993 STOCK PLAN
(Full title of the Plan)

Timothy N. Tuggey, Esq.
Loeffler Jonas & Tuggey LLP
755 E. Mulberry Suite 200
San Antonio, Texas 78212
210/354-4300
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Common Stock, Par Value $0.01	1,000,000 shares(1)(2)	$1.30	$3,900,000	$358.80

(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)
Pursuant to Rule 416 under the Securities Act, additional shares of the common stock of the Company issued or which become issuable in order to prevent dilution resulting from any future stock split, stock dividend or similar transaction that are being registered hereunder.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act based upon the average of the high and low sales prices of the Registrant's Common Stock on the Nasdaq Stock Market National Market on January 15, 2002.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

        The following documents and reports filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

  (a)
  Annual Report of the Registrant on Form 10-KSB for the year ended June 30, 2002.
  (b)
  Quarterly Reports of the Registrant on Form 10-QSB for the quarters ended December 31, 2001, March 31, 2002 and September 30, 2002.

Item 6.    Indemnification of Directors and Officers

        Delaware law generally sets forth the powers of the Company to indemnify officers, directors, employees and agents. The Articles of Incorporation for the Company provide as follows:

        The corporation shall indemnify and advance expenses to any and all persons who may serve or who have served at any time as directors or officers, or who at the request of the Board of Directors of the corporation may serve or at any time have served as directors or officers of another corporation in which the corporation at such time owned or may own shares of stock or of which it was or may be a creditor, and their respective heirs, administrators, successors and assigns, against any and all expenses, including amounts paid upon judgments, counsel fees and amounts paid in settlement (before or after suit is commenced), actually and necessarily incurred by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been directors or officers or a director or officer of the corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in any action, suit or proceeding to be liable for his own negligence or misconduct in the performance of his duty. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, by-law, amendment, vote of stockholders or otherwise.

        Except to the extent herein above set forth, there is no charter provision, bylaw, contract, arrangement or statute pursuant to which any director or officer of the Company is indemnified in any manner against any liability which he may incur in his capacity as such. The Company also maintains a standard director and officer liability policy to fund the Company's obligations as stated herein above.

Item 8.    Exhibits

        Except as noted below, the following Exhibits are filed herewith and made a part hereof:

Exhibit	Description of Document
4.1	Sharps Compliance Corp. Employee Stock Purchase Plan.
5.1	Opinion of Loeffler Jonas & Tuggey LLP and Consent.
23.1	Consent of Independent Accountants.
24.1	Power of Attorney
99.1	Certification by Chief Executive Officer
99.2	Certification by Chief Financial Officer

Item 9.    Undertakings

  (a)
  The undersigned Registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "calculation of Registration Fee" table in the effective Registration Statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however,that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  For the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 17th day of January, 2003.

Sharps Compliance Corp.
By:	/s/ DR. BURT KUNIK Dr. Burt Kunik, Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of the dates indicated.

Signatures	Titles	Date

/s/ DR. BURT KUNIK Dr. Burt Kunik	Chief Executive Officer and Director	January 17, 2003
/s/ LEE COOKE Lee Cooke*	Director	January 17, 2003
/s/ RAMSAY GILLMAN Ramsay Gilman*	Director	January 17, 2003
/s/ PARRIS H. HOLMES, JR. Parris H. Holmes, Jr.*	Director	January 17, 2003
/s/ PHILIP C. ZERRILLO Philip C. Zerrillo*	Director	January 17, 2003

        Dr. Burt Kunik, the undersigned attorney-in-fact, by signing his name below, does hereby sign this Registration Statement on behalf of the directors and officers of Sharps Compliance Corp. indicated above by asterisk (constituting a majority of the directors) pursuant to a power of attorney executed by such persons and filed with the Securities and Exchange Commission contemporaneously herewith.

By:	/s/ DR. BURT KUNIK Dr. Burt Kunik, as attorney-in-fact

        Pursuant to the requirements of the Securities Act of 1933, the administrators of the Plan have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 17, 2002.

Sharps Compliance Corp
Vice President, Chief Financial Officer
By:	/s/ GARY L. SHELL Gary L. Shell Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Sharps Compliance Corp. 1993 Stock Plan
5.1	Opinion of Loeffler Jonas & Tuggey LLP
23.1	Consent of Independent Accountants
24.1	Power of Attorney
99.1	Certification by CEO
99.2	Certification by CFO

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference
  Item 6. Indemnification of Directors and Officers
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX